EXHIBIT 99.2

Rock-Tenn Company Reports Second Quarter 2003 Results

Norcross, Ga., April 22, 2003 — Rock-Tenn Company (NYSE:RKT) today reported net income of $7.3 million, or $0.21 per diluted share, for the fiscal second quarter ended March 31, 2003, compared to net income of $11.6 million, or $0.34 per diluted share, in the comparable quarter of the prior fiscal year. Rock-Tenn Company’s net income in the fiscal second quarter of 2003 included a $0.9 million pre-tax charge related to restructuring and other costs.

Net sales for the fiscal second quarter of 2003 were $367.4 million compared to net sales of $348.1 million in the prior year quarter. The acquisition of Cartem-Wilco Group, which was completed effective January 15, 2003, contributed $12.3 million of the $19.3 million increase in net sales.

Chairman and Chief Executive Officer’s Statement

Rock-Tenn Company Chairman and Chief Executive Officer James A. Rubright stated, “Our results reflect record second quarter revenue of $163 million in our folding carton business. Revenue from growth in customer shipments and our acquisition of Cartem-Wilco in the middle of January accounted for the increase in sales. Our five clay-coated recycled boxboard mills shipped record volumes of 128,606 tons in the quarter. In total, our recycled mills operated at 97% of capacity, the highest in over five years. Our strategy of capitalizing our packaging plants as low cost producers to a broad array of customers and investing in our mills to be industry leaders in quality are paying solid dividends as customers continue to choose Rock-Tenn Company as their preferred supplier.

“We believe that earnings in the fiscal third quarter of 2003 will be in the range of $0.20 to $0.25 per diluted share and that earnings for the fiscal year will be in the range of $0.85 to $0.95 per diluted share. Our earnings estimates include estimated restructuring costs from previously announced plant closings of approximately $1 million for the balance of the fiscal year. We are reducing our prior forecast to reflect current market conditions. Our costs for raw materials have increased and we expect to begin recovering these costs as we move through the next two quarters. Also, we issued $100 million of ten-year notes in March, and the higher interest cost of this financing will reduce our expected earnings for the next two quarters by approximately $0.03 per share.”

Segment Results

Packaging Products Segment

Packaging Products segment sales increased 11.2% in the fiscal second quarter of 2003 to $213.5 million from $192.0 million in the fiscal second quarter of 2002. Packaging Products segment operating income was $10.1 million in the fiscal second quarter of 2003 compared to $12.8 million in the prior year quarter. Return on sales for the fiscal second quarter of 2003 decreased to 4.7% from 6.7% in the prior year quarter.

The increase in sales for the Packaging Products segment in the second quarter of 2003 was primarily due to higher volumes in the Folding Carton division, which experienced a $17.5 million increase in sales from the year ago period. The volume increase was a combination of organic growth and the sales increase related to the Cartem-Wilco Group acquisition that was completed in January 2003. The decrease in operating income for the segment was due to the inability to pass through higher raw material costs as well as changes in product mix. The Folding Carton division experienced a decrease in operating income from the prior year period due to increased raw material prices, higher fuel costs and increased labor costs. These costs were somewhat offset by the operating income contributed by Cartem-Wilco Group. RTS Packaging, Rock-Tenn Company’s interior packaging joint venture, experienced a 3.6% increase in sales compared to the prior year quarter and a slight decrease in operating income. The sales increase was due to a combination of price and volume increases. The decrease in operating income was a result of higher raw material costs. Despite an increase in the sales of

DuraFresh® trays compared to the previous year quarter, the Plastic Packaging division was negatively impacted by higher resin prices and a shift in product mix toward lower margin extrusion sales.

Merchandising Displays and Corrugated Packaging Segment

Merchandising Displays and Corrugated Packaging segment sales decreased $5.8 million from the prior year period to $64.3 million. Operating income for the segment was $5.1 million in the second fiscal quarter of 2003 compared to $7.8 million in the prior year quarter. Return on sales for the fiscal second quarter of 2003 was 7.9% compared to 11.2% in the prior year quarter.

The decrease in sales and operating income from the prior year quarter reflected a slowdown in marketing activity by consumer products companies and lower prices and volumes experienced in the Corrugated Packaging division. The Corrugated Packaging division experienced a decline in volumes relative to the prior year period primarily as a result of the September 2002 closure of its Dothan, Alabama facility.

Paperboard Segment

Paperboard segment sales increased 5.7% to $130.7 million in the fiscal second quarter of 2003 from $123.7 million in the same quarter of 2002. Sales increased due to a higher average selling price as well as an increase in volume. Operating income in the segment was flat compared to the prior year period. Operating income at the Company’s specialty paperboard mills increased as a result of the September 2002 shutdown of the Dallas specialty machine as well as an increase in the average price per ton for the Company’s paperboard compared to the year ago period. The Company’s Laminated Paperboard Products division’s margins declined due to reduced volume and competitive pricing. Total tons shipped in the quarter for the Paperboard segment were 283,364 tons, a 3.9% increase from the 272,762 tons shipped in the same quarter last year. Return on sales for the period was 4.9% in the second quarter of 2003 compared to 5.1% in the second quarter of 2002.

Selling, General & Administrative Expenses

During the second quarter of 2003, selling, general and administrative expenses (SG&A) were $45.1 million compared to $45.1 million in the same quarter of last year. The Company’s bad debt expense was $1.3 million lower than last year, primarily due to lower total exposure to and improvements in the credit quality of several customers. Salary and pension expenses attributable to SG&A were $1.7 million more than the same quarter of last year.

Capital Expenditures

Rock-Tenn Company’s capital expenditures for the quarter were $15.3 million, in-line with the Company’s expectation that capital expenditures will be approximately $60.0 to $65.0 million for the fiscal year.

Financing

Rock-Tenn Company’s debt balance, excluding the fair value hedge adjustment, at the end of the second quarter was $495.5 million compared to $441.4 million on December 31, 2002. The increase of $54.1 million represents a paydown of over $10 million of debt during the quarter after accounting for the acquisition of Cartem-Wilco Group at a cost of approximately $65.2 million.

As previously announced, Rock-Tenn Company issued $100 million of 10-year notes with a coupon of 5.625% during the quarter. The issuance spread was 200 basis points over the comparable maturity Treasuries. Proceeds from the debt issuance were used primarily towards refinancing debt to fund the acquisition of Cartem-Wilco Group.

As a result of issuing the 10-year notes, Rock-Tenn Company amended its bank credit facility and renewed its receivables securitization facility, which was also previously announced during the second quarter of 2003. The Company reduced the amount of available borrowing capacity under the bank credit facility from $300 million to $125 million. The amendment to the bank credit facility reduces the minimum fixed charge coverage ratio from 2:1 to 1.75:1 and increases the maximum funded debt to EBITDA ratio from 3.5:1 to 4:1 through September 30, 2004 and to 3.75:1 thereafter. The amendment to the bank credit facility excludes the cash costs of certain plant closings from the fixed charge and funded debt to EBITDA covenant calculations and also excludes from the calculation of the minimum consolidated net worth covenant pension plan charges and credits taken to other comprehensive income after September 30, 2001. The Company renewed its $125 million receivables securitization facility through March 29, 2004.

Cautionary Statements

Statements herein regarding expected earnings of the Company, expected performance of the Company’s businesses, expected levels of demand, expected capital expenditures, and expected restructuring costs constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on our current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers, raw material and energy costs, capital expenditures, including installation costs, project development and implementation costs, severance and other shutdown costs and expected credit availability. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. Actual results may vary materially from current expectations, in part because the Company manufactures most of its products against customer orders with short lead times and small backlogs, while earnings are currently dependent on volume due to price levels and fixed operating costs. Further, these forward-looking statements are subject to a number of general risks including, among others, decreases in demand for the Company’s products, increases in energy and raw material costs, increases in capital equipment costs, fluctuations in selling prices and adverse changes in general market and industry conditions. Such risks are more particularly described in the Company’s filings with the Securities and Exchange Commission, including under the caption “Forward-looking Information and Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.

Conference Call

The Company will host a conference call to discuss its second quarter 2003 and other topics that may be raised during the discussion at 2:00 p.m., ET, on Tuesday, April 22. The conference call will be webcast and can be accessed, along with a copy of this press release and any other statistical information related to the conference call, at www.rocktenn.com. Rock-Tenn Company is one of North America’s leading marketing and packaging solutions companies, with annual net sales of over $1.4 billion and over 75 manufacturing operations in the United States, Canada, Mexico and Chile.

Contact:	Rock-Tenn Company
Steven C. Voorhees, Executive Vice President & Chief Financial Officer
David Rees, Investor Relations
770-448-2193

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED

	March 31,	March 31,	March 31,	March 31,
	2003	2002	2003	2002

NET SALES	$367,427	$348,119	$714,983	$698,686
Cost of Goods Sold	301,861	277,408	585,305	552,293

Gross Profit	65,566	70,711	129,678	146,393
Selling, General and Administrative Expenses	45,070	45,061	94,071	92,580
Restructuring and Other Costs	935	35	416	(165)

Income from Operations	19,561	25,615	35,191	53,978
Interest Expense	(6,566)	(6,182)	(13,029)	(13,096)
Interest and Other Income	56	88	108	368
Income (Loss) from Unconsolidated Joint Venture	(284)	172	(284)	(694)
Minority Interest in Income of Consolidated Subsidiary	(784)	(760)	(1,522)	(1,520)

INCOME BEFORE INCOME TAXES	11,983	18,933	20,464	39,036
Provision for income Taxes	4,653	7,349	8,064	15,253

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	7,330	11,584	12,400	23,783
Cumulative Effect of a Change in Accounting Principle (Net of $2,368 Income Taxes)	—	—	—	(5,844)

NET INCOME	$7,330	$11,584	$12,400	$17,939

Weighted Average Common Shares Outstanding-Diluted	34,515	34,353	34,513	34,061

Diluted Earnings Per Share:
Income Before Cumulative Effect of a Change in Accounting Principle	$.21	$.34	$.36	$.70
Cumulative Effect of a Change in Accounting Principle	—	—	—	(.17)

Diluted Earnings Per Share	$.21	$.34	$.36	$.53

ROCK-TENN COMPANY
INDUSTRY SEGMENT INFORMATION
(UNAUDITED)
(IN THOUSANDS, EXCEPT TONNAGE DATA)

	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED

	March 31,	March 31,	March 31,	March 31,
	2003	2002	2003	2002

NET SALES:
Packaging Products Segment	$213,471	$192,004	$404,881	$386,515
Merchandising Displays and Corrugated Packaging Segment	64,335	70,104	138,176	142,557
Paperboard Segment	130,741	123,743	253,878	248,824
Intersegment Eliminations	(41,120)	(37,732)	(81,952)	(79,210)

TOTAL	367,427	348,119	714,983	698,686

INCOME BEFORE TAXES:
Packaging Products Segment	10,065	12,830	14,924	24,384
Merchandising Displays and Corrugated Packaging Segment	5,073	7,849	11,980	19,238
Paperboard Segment	6,351	6,347	11,412	12,634

Segment Income	21,489	27,026	38,316	56,256
Restructuring and Other Costs	(935)	(35)	(416)	165
Other Non-Allocated Expense	(1,277)	(1,204)	(2,993)	(3,137)
Interest Expense	(6,566)	(6,182)	(13,029)	(13,096)
Interest and Other Income	56	88	108	368
Minority Interest in Income of Consolidated Subsidiary	(784)	(760)	(1,522)	(1,520)

TOTAL	$11,983	$18,933	$20,464	$39,036

Paperboard Shipped (in tons)	283,364	272,762	541,497	540,238

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(IN THOUSANDS)

	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED

	March 31,	March 31,	March 31,	March 31,
	2003	2002	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,330	$11,584	$12,400	$17,939
Items in income not affecting cash:
Depreciation and amortization	18,788	18,383	38,207	36,142
Deferred income taxes	(1,380)	1,891	1,102	4,761
Deferred compensation expense	171	59	342	577
Gain on disposal of property, plant and equipment	(74)	(90)	(747)	(317)
Pension funding less than expense	2,780	—	5,981	—
Equity in (income) loss from joint venture	284	(172)	284	694
Minority interest in income of consolidated subsidiary	784	760	1,522	1,520
Impairment loss and other non-cash charges	530	8	896	5,852
Net changes in operating assets and liabilities	(3,941)	(21,047)	(8,379)	(27,833)

CASH PROVIDED BY OPERATING ACTIVITIES	25,272	11,376	51,608	39,335

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(15,272)	(17,571)	(31,993)	(28,649)
Cash paid for purchase of businesses	(65,220)	(12,772)	(65,220)	(21,760)
Cash contributed to joint venture	(155)	(1,292)	(237)	(1,650)
Proceeds from sale of property, plant and equipment	573	1,744	6,699	2,548
Decrease in unexpended industrial revenue bond proceeds	827	—	827	—

CASH USED FOR INVESTING ACTIVITIES	(79,247)	(29,891)	(89,924)	(49,511)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of public notes	99,748	—	99,748	—
Net additions to revolving credit facilities	3,300	18,000	1,600	12,000
Additions to debt	47,213	9,264	47,220	11,794
Repayments of debt	(96,184)	(11,942)	(106,318)	(14,289)
Proceeds from monetizing swap contracts	2,482	—	2,482	—
Debt issuance costs	(990)	(24)	(990)	(70)
Issuance of common stock	966	3,890	1,981	4,719
Purchases of common stock	—	—	(1,313)	—
Cash dividends paid to shareholders	(2,753)	(2,532)	(5,508)	(5,054)
Distribution to minority interest	(160)	(1,120)	(1,260)	(1,645)

CASH PROVIDED BY FINANCING ACTIVITIES	53,622	15,536	37,642	7,455

Effect of exchange rate changes on cash	(1,028)	370	(464)	840
DECREASE IN CASH AND CASH EQUIVALENTS	(1,381)	(2,609)	(1,138)	(1,881)
Cash and cash equivalents:
Beginning of period	6,803	5,919	6,560	5,191

End of period	$5,422	$3,310	$5,422	$3,310

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes (net of refunds)	$3,327	$11,011	$7,190	$17,109
Interest (net of amounts capitalized)	12,202	12,918	12,293	13,948

ROCK-TENN COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(IN THOUSANDS)

	MARCH 31,	DECEMBER 31,	SEPTEMBER 30,
	2003	2002	2002

ASSETS:
Cash and cash equivalents	$5,422	$6,803	$6,560
Receivables — net	151,815	135,040	154,592
Inventories — at LIFO cost — net	123,909	111,436	111,749
Other current assets	17,825	18,427	15,060

TOTAL CURRENT ASSETS	298,971	271,706	287,961

Property, plant and equipment — net	595,891	564,420	572,087
Intangible and other assets	336,398	311,161	313,003

TOTAL ASSETS	$1,231,260	$1,147,287	$1,173,051

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of debt	$4,335	$51,156	$62,917
Other current liabilities	152,252	138,904	158,918

TOTAL CURRENT LIABILITIES	156,587	190,060	221,835

Long-term maturities of debt	491,173	390,256	390,323
Adjustment for fair value hedge	19,931	20,010	19,751

Total long-term debt	511,104	410,266	410,074
Deferred income taxes	90,942	86,827	84,345
Other long-term items	52,950	52,091	51,650
Shareholders’ equity	419,677	408,043	405,147

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,231,260	$1,147,287	$1,173,051

Rock-Tenn Company Quarterly Statistics

Paperboard Group Operating Statistics

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Average Price Per Ton(a)
Coated & Specialty Paperboard(b)
2001	$448	$445	$430	$428	$438
2002	424	410	410	425	417
2003	438	423	—	—	—
Corrugated Medium
2001	378	365	350	349	360
2002	342	337	331	346	339
2003	367	356	—	—	—
All Tons
2001	436	433	417	414	425
2002	410	398	397	413	405
2003	426	413	—	—	—
Average Recovered
Paper Cost
2001	74	68	66	67	69
2002	67	65	78	108	80
2003	82	78	—	—	—
Tons Shipped
Coated
2001	118,799	119,624	117,576	125,952	481,951
2002	125,382	117,813	117,724	126,625	487,544
2003	117,566	128,606	—	—	—
Specialty(b)
2001	97,913	102,732	109,086	104,717	414,448
2002	98,538	112,408	117,652	114,367	442,965
2003	99,752	113,299	—	—	—
Corrugated Medium
2001	41,452	39,827	42,025	45,879	169,183
2002	43,556	42,541	43,960	44,797	174,854
2003	40,815	41,459	—	—	—
Total
2001	258,164	262,183	268,687	276,548	1,065,582
2002	267,476	272,762	279,336	285,789	1,105,363
2003	258,133	283,364	—	—	—

(a)	The Average Recycled Paperboard and Corrugated Medium Prices represent the average gross sales price per manufactured ton shipped adjusted for volume discounts and freight billed or allowed. The Average Recycled Paperboard and Corrugated Medium Prices are not adjusted for payment discounts or sales returns and allowances. The Weighted Average Recovered Paper Cost represents the average cost of fiber per manufactured ton shipped, including related freight and brokerage costs.

(b)	Specialty Paperboard Average Price Per Ton and Tons Shipped include tons shipped by Seven Hills Paperboard LLC, our joint venture with LaFarge Corporation.

Rock-Tenn Company Quarterly Statistics

Segment Sales and Operating Income
(In Thousands)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Packaging Products Segment
Sales
2001	$195,575	$206,918	$198,618	$204,996	$806,107
2002	194,511	192,004	199,664	204,031	790,210
2003	191,410	213,471	—	—	—
Income
2001	10,799	11,719	12,777	12,779	48,074
2002	11,554	12,830	14,605	11,499	50,488
2003	4,859	10,065	—	—	—
Return On Sales
2001	5.5%	5.7%	6.4%	6.2%	6.0%
2002	5.9%	6.7%	7.3%	5.6%	6.4%
2003	2.5%	4.7%	—	—	—
Merchandising Displays and Corrugated Packaging Segment
Sales
2001	$57,830	$65,778	$65,757	$74,030	$263,395
2002	72,453	70,104	67,970	79,606	290,133
2003	73,841	64,335	—	—	—
Income
2001	2,751	8,525	8,328	10,642	30,246
2002	11,389	7,849	4,569	9,006	32,813
2003	6,907	5,073	—	—	—
Return on Sales
2001	4.8%	13.0%	12.7%	14.4%	11.5%
2002	15.7%	11.2%	6.7%	11.3%	11.3%
2003	9.4%	7.9%	—	—	—
Paperboard Segment
Sales
2001	$131,455	$133,158	$130,506	$129,432	$524,551
2002	125,081	123,743	129,094	138,263	516,181
2003	123,137	130,741	—	—	—
Income
2001	10,336	10,275	10,503	10,519	41,633
2002	6,287	6,347	9,033	2,426	24,093
2003	5,061	6,351	—	—	—
Return on Sales
2001	7.9%	7.7%	8.0%	8.1%	7.9%
2002	5.0%	5.1%	7.0%	1.8%	4.7%
2003	4.1%	4.9%	—	—	—

Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Thousands except EPS Data)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Fiscal Year

Income Before Cumulative Effect of a Change in Accounting Principle
2001	$4,505	$7,318	$9,120	$9,294	$30,237
2002	12,199	11,584	5,471	3,216	32,470
2003	5,070	7,330	—	—	—
Diluted EPS Before Cumulative Effect of a Change in Accounting Principle
2001	0.13	0.22	0.27	0.28	0.90
2002	0.36	0.34	0.16	0.09	0.94
2003	0.15	0.21	—	—	—
Net Income
2001	4,791	7,318	9,120	9,294	30,523
2002	6,355	11,584	5,471	3,216	26,626
2003	5,070	7,330	—	—	—
Diluted EPS
2001	0.14	0.22	0.27	0.28	0.91
2002	0.19	0.34	0.16	0.09	0.77
2003	0.15	0.21	—	—	—
Depreciation & Amortization
2001	19,262	19,002	19,662	19,667	77,593
2002	17,759	18,383	18,092	18,287	72,521
2003	19,419	18,788	—	—	—
Capital Expenditures
2001	16,632	17,515	17,652	20,762	72,561
2002	11,078	17,571	24,889	24,102	77,640
2003	16,721	15,272	—	—	—